                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*

                          New Horizons Worldwide, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    645526104
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 pages

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CUSIP No. 645526104                   13G                      Page 2 of 9 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Liberty Wanger Asset Management, L.P.  36-3820584
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not Applicable                                               (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
    NUMBER OF
                                None
      SHARES           ---------------------------------------------------------
                       6    SHARED VOTING POWER
   BENEFICIALLY
                                561,000
     OWNED BY          ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
       EACH
                                None
    REPORTING          ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
   PERSON WITH
                                561,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       561,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                       Not Applicable                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       5.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                       IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------                                             -----------------
CUSIP No. 645526104                   13G                      Page 3 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not Applicable                                               (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
    NUMBER OF
                                None
      SHARES           ---------------------------------------------------------
                       6    SHARED VOTING POWER
   BENEFICIALLY
                                561,000
     OWNED BY          ---------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
       EACH
                               None
    REPORTING          ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
   PERSON WITH
                                561,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       561,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                       Not Applicable                                       [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       5.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)                  Name of Issuer:

                                    New Horizons Worldwide, Inc.

Item 1(b)                  Address of Issuer's Principal Executive Offices:

                                    1900 S. State College Blvd., Suite 200
                                    Anaheim, CA 92806

Item 2(a)                  Name of Person Filing:

                                    Liberty Wanger Asset Management, L.P.
                                        ("WAM")
                                    WAM Acquisition GP, Inc., the general
                                        partner of WAM ("WAM GP")

Item 2(b)                  Address of Principal Business Office:

                                    WAM and WAM GP are each located at:

                                    227 West Monroe Street, Suite 3000
                                    Chicago, Illinois  60606

Item 2(c)                  Citizenship:

                                    WAM is a Delaware limited partnership; WAM
                                    GP is a Delaware corporation.

Item 2(d)                  Title of Class of Securities:

                                    Common Stock

Item 2(e)                  CUSIP Number:

                                    645526104

Item 3                     Type of Person:

                                    (e)     WAM is an Investment Adviser
                                            registered under section 203 of the
                                            Investment Advisers Act of 1940; WAM
                                            GP is the General Partner of the
                                            Investment Adviser.


                                Page 4 of 9 pages

Item 4                     Ownership (at December 31, 2002):

                                    (a)     Amount owned "beneficially" within
                                            the meaning of rule 13d-3:

                                            561,000

                                    (b)     Percent of class:

                                            5.4 % (based on 10,323,157 shares
                                            outstanding as of June 30, 2002,
                                            based on Form 10-Q filed on November
                                            13, 2002).

                                    (c)     Number of shares as to which such
                                            person has:

                                            (i)     sole power to vote or to
                                                    direct the vote: none

                                            (ii)    shared power to vote or to
                                                    direct the vote: 561,000

                                            (iii)   sole power to dispose or to
                                                    direct the disposition of:
                                                    none

                                            (iv)    shared power to dispose or
                                                    to direct disposition of:
                                                    561,000

Item 5                     Ownership of Five Percent or Less of a Class:

                                    Not Applicable

Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                                    The shares reported herein have been
                                    acquired on behalf of discretionary clients of WAM. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                    Not Applicable

Item 8                     Identification and Classification of Members of the
                           Group:

                                    Not Applicable

Item 9                     Notice of Dissolution of Group:

                                    Not Applicable


                                Page 5 of 9 pages

Item 10                    Certification:

                                    By signing below I certify that, to the best
                           of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 6 of 9 pages

                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2003

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                   WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       LIBERTY WANGER ASSET MANAGEMENT, L.P.

                                   By:  /s/ Bruce H. Lauer
                                        ----------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary


                               Page 7 of 9 Pages

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 14, 2003 by and among Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc.


                               Page 8 of 9 Pages